EXHIBIT 99.1

From: Sierra Pacific Resources	To: PR Newswire, US1
Media Contact: Karl Walquist, (775) 834-3891
Analyst Contact: Britta Carlson, (702) 367-5624
February 16, 2007
Sierra Pacific Resources Reports 2006 Earnings
     Las Vegas, NV — Sierra Pacific Resources (NYSE: SRP) today announced consolidated net income applicable to common stock of $277.5 million, or $1.33 per share, for the 12 months ended December 31, 2006, compared with net income applicable to common stock of $82.2 million, or 44 cents per share, for 2005.
     Fourth-quarter consolidated net income applicable to common stock totaled $26.1 million, or 12 cents per share, compared with $21.7 million, or 11 cents per share, in the same quarter in 2005.
     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “We continue to see steady improvement in our company’s financial performance. The marketplaces we serve, principally in the state of Nevada, remain among the fastest-growing in the nation and our employees have successfully focused on providing this customer base with reliable supplies of electricity and natural gas.”
     The major factors contributing to the 2006 earnings improvement over 2005 included a Nevada Supreme Court ruling during the 2006 third quarter which allowed Nevada Power to recover approximately $117 million, after taxes, of previously disallowed energy costs, and a $40.9 million after-tax gain on the sale of Tuscarora Gas Transmission Company, a partnership investment held by Tuscarora Gas Pipeline Company, a wholly-owned subsidiary of Sierra Pacific Resources.
     Non-recurring factors during 2005 that did not occur in 2006 included the reversal of interest for energy suppliers on settled disputes which resulted in an after-tax gain of approximately $13.6 million. Partially offsetting the increase in earnings during 2005, after income taxes, were early conversion fees related to Convertible Notes of approximately $35.1 million, unamortized debt issuance costs and legal fees associated with various financing transactions of approximately $6.3 million, and increased legal fees of approximately $7.4 million.
Nevada Power Company 2006 Results
     Nevada Power Company reported net income of $224.5 million for 2006, compared with $132.7 million in 2005. During the 2006 fourth quarter, Nevada Power reported a net loss of $11.7 million, compared with net income of $20.3 million for the same period a year earlier. Contributing to the 2006 fourth quarter loss was increased operations and maintenance expenses, higher depreciation and interest expenses and milder weather. The 2005 fourth quarter included the reversal of interest for energy suppliers on settled disputes of $11.5 million after taxes.
     Revenues of $2.1 billion in 2006 represented an increase of $241 million over 2005 due to customer growth, increases in retail energy rates, warmer than normal spring weather and milder than normal winter weather.

     Residential, commercial and industrial customers increased by 4.9 percent, 5.1 percent and 4.3 percent, respectively.
Sierra Pacific Power Company 2006 Results
     Sierra Pacific Power reported earnings applicable to common stock of $ 55.4 million for 2006, compared with $48.2 million in 2005. During the 2006 fourth quarter, the utility reported net income of $15.4 million, compared with net income of $12.2 million for the same period a year earlier. Contributing to the 2006 fourth quarter increase was higher Allowance of Funds Used During Construction, AFUDC, due primarily to the construction of the Tracy Generating Station. The 2005 fourth quarter included the reversal of interest for energy suppliers on settled disputes of $2.1 million after tax.
     Revenues for 2006 totaled $1.2 billion, an increase of $85 million, compared with 2005. This increase was primarily due to increases in retail energy rates, despite a decrease in general rates, as well as customer growth.
     The number of residential, commercial and industrial electric customers increased by 2.8 percent, 3 percent and 2.1 percent, respectively.
     In addition to consolidated net income applicable to common stock for Sierra Pacific Resources, net income for Nevada Power and earnings applicable to common stock for Sierra Pacific Power, the companies have provided supplementally “gross margin” for Nevada Power and Sierra Pacific Power, which are non-GAAP financial measures, in order to provide information that management believes aids the reader to assess the impact of regulatory treatment and the overall regulatory environment on a consistent basis. Gross margin, as a percentage of revenue, is primarily impacted by the fluctuations in regulated electric and natural gas supply costs versus the fixed rates collected from customers. While these fluctuating costs impact gross margin as a percentage of revenue, they only impact gross margin amounts if the costs cannot be passed through to customers. Gross margin, which calculates as operating revenues less fuel and purchased power costs, provides a measure of income available to support the other operating expenses. Gross margin changes based on such factors as general base rate adjustments (which are required to be filed by statute every two years) and reflect the strategy to increase internal power generation versus purchased power, which generates no gross margin. Reconciliations between GAAP operating revenues and gross margin are provided in a table herein. These non-GAAP measures should not be considered as substitutes for the GAAP measures.
     The company said it expects to file its Form 10-K for the year ended December 31, 2006, with the Securities and Exchange Commission on March 1, 2007, at which time it will be available without charge through the EDGAR system at the SEC’s website. The Form 10-K report will also be posted on Sierra Pacific Resources’ website, www.sierrapacificresources.com.
Webcast Scheduled for 6:30 a.m. PST Today
     Senior management of Sierra Pacific Resources (SRP: NYSE) will review the company’s year-end 2006 financial results, regulatory issues and other matters during a conference call and live webcast today, Feb. 16, at 6:30 a.m. Pacific Standard Time.
     The webcast will be accessible on the Sierra Pacific Resources web site: www.sierrapacificresources.com.
     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately one month following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 and use the conference call ID number, 862056, to access the recording. International callers should dial (320) 365-3844.

     Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries and the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2005, and their Quarterly Reports on Form 10-Q for the quarter ended September 30, 2006, each filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Sierra Pacific Resources, Nevada Power Company, Sierra Pacific Power Company
2006 Financial Highlights
(In thousands, except for per share amounts)
(Unaudited)

	SRP		NPC		SPPC
Year of 2006	2006	2005	2006	2005	2006	2005

Revenues	$3,355,950	$3,030,242	$2,124,081	$1,883,267	$1,230,230	$1,145,697
Operating Expenses	$2,867,153	$2,671,564	$1,772,809	$1,654,440	$1,110,213	$1,029,393
Net Income Applicable to Common Stock	$277,451	$82,237
Net Income			$224,540	$132,734
Earnings Applicable to Common Stock					$55,368	$48,174
Net Income Applicable to Common Stock - Basic	$1.33	$0.44
Weighted Average Shares of Common Stock Outstanding - basic	208,531,134	185,548,314
Sierra Pacific Resources, Nevada Power Company, Sierra Pacific Power Company
Fourth Quarter, 2006 Financial Highlights
(In thousands, except for per share amounts)
(Unaudited)

	SRP		NPC		SPPC
Fourth Quarter, 2006	2006	2005	2006	2005	2006	2005

Revenues	$745,008	$721,082	$422,702	$402,568	$321,969	$318,131
Net Income Applicable to Common Stock	$26,127	$21,654
Net Income (Loss)			$(11,733)	$20,326
Earnings Applicable to Common Stock					$15,410	$12,205
Net Income Applicable to Common Stock - Basic	$0.12	$0.11
Weighted Average Shares of Common Stock Outstanding - basic	221,567,711	192,291,547

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Gross Margin
(Dollars in Thousands)
(Unaudited)
Nevada Power Company

	Year		Nine Months		Three Months
	Ended December 31,		Ended September 30,		Ended December 31,
	2006	2005	2006	2005	2006	2005
Operating Revenue:
Electric	$2,124,081	$1,883,267	$1,701,379	$1,480,699	$422,702	$402,568

Energy Costs:
Purchase power	764,850	963,888	638,664	763,096	126,186	200,792
Fuel for power generation	552,959	277,083	425,138	195,134	127,821	81,949
Deferral of energy costs-net	92,322	(45,668)	53,748	(32,965)	38,574	(12,703)

	$1,410,131	$1,195,303	$1,117,550	$925,265	$292,581	$270,038

Gross Margin before reinstatement of Deferred Energy	$713,950	$687,964	$583,829	$555,434	$130,121	$132,530

Reinstatement of Deferred Energy	$178,825	$—	$178,825	$—	$—	$—

Gross Margin after reinstatement of Deferred Energy	$892,775	$687,964	$762,654	$555,434	$130,121	$132,530

Sierra Pacific Power Company

	Year		Nine Months		Three Months
	Ended December 31,		Ended September 30,		Ended December 31,
	2006	2005	2006	2005	2006	2005
Operating Revenue:
Electric	$1,020,162	$967,427	$767,133	$712,318	$253,029	$255,109
Gas	210,068	178,270	141,128	115,248	68,940	63,022

	$1,230,230	$1,145,697	$908,261	$827,566	$321,969	$318,131

Energy Costs:
Purchase power	344,590	352,098	267,914	260,498	76,676	91,600
Fuel for power generation	247,626	233,653	188,827	176,427	58,799	57,226
Gas purchased for resale	160,739	140,850	105,240	89,410	55,499	51,440
Deferral of energy costs-electric-net	47,043	8,110	20,973	(7,591)	26,070	15,701
Deferral of energy costs-gas-net	6,947	(749)	7,214	(997)	(267)	248

	$806,945	$733,962	$590,168	$517,747	$216,777	$216,215

Energy Cost by Segment:
Electric	639,259	593,861	477,714	429,334	161,545	164,527
Gas	167,686	140,101	112,454	88,413	55,232	51,688

	$806,945	$733,962	$590,168	$517,747	$216,777	$216,215